Free Writing Prospectus to Preliminary Terms No. 10,877

Registration Statement Nos. 333-250103; 333-250103-01

Dated November 6, 2023; Filed pursuant to Rule 433

Morgan Stanley

5-Year SPY Enhanced Trigger Jump Securities

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary terms referenced below, product supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuing Entity:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlying shares:	SPDR® S&P 500® ETF Trust (SPY)
Upside payment:	At least 30.00% of the stated principal amount
Downside threshold level:	75% of the initial share price
Pricing date:	November 28, 2023
Valuation date:	November 28, 2028
Maturity date:	December 1, 2028
CUSIP:	61775MXB7
Preliminary Terms:	https://www.sec.gov/Archives/edgar/data/895421/000183988223029836/ms10877_fwp-15917.htm

1All payments are subject to our credit risk

Hypothetical Payout at Maturity1

Change in Underlying Shares	Return on Securities
+100.00%	100.00%
+90.00%	90.00%
+80.00%	80.00%
+70.00%	70.00%
+60.00%	60.00%
+50.00%	50.00%
+40.00%	40.00%
+30.00%	30.00%
+20.00%	30.00%*
+10.00%	30.00%*
0.00%	30.00%*
-10.00%	30.00%*
-20.00%	30.00%*
-25.00%	30.00%*
-26.00%	-26.00%
-30.00%	-30.00%
-40.00%	-40.00%
-50.00%	-50.00%
-60.00%	-60.00%
-70.00%	-70.00%
*Assumes an upside payment of 30.00% of the stated principal amount

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Shares

For more information about the underlying shares, including historical performance information, see the accompanying preliminary terms.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary terms. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Securities

●The securities do not pay interest or guarantee return of any principal.

●The market price of the securities may be influenced by many unpredictable factors.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●Investing in the securities is not equivalent to investing in the underlying shares or the stocks composing the share underlying index.

●The amount payable on the securities is not linked to the price of the underlying shares at any time other than the valuation date.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

●The estimated value of the securities is approximately $946.80 per security, or within $55.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The securities will not be listed on any securities exchange and secondary trading may be limited.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

●The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Underlying Shares

●Adjustments to the underlying shares or to the index tracked by the underlying shares could adversely affect the value of the securities.

●The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares.

●The performance and market price of the SPDR® S&P 500® ETF Trust, particularly during periods of market volatility, may not correlate with the performance of the share underlying index, the performance of the component securities of the share underlying index or the net asset value per share of the SPDR® S&P 500® ETF Trust.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary terms under the caption “Additional Information About the Securities – Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.